Exhibit 99.2

November 9, 2016

Tetra Tech Elects Joanne M. Maguire as New Board Member and

Announces Admiral Richard H. Truly Will Not Seek Re-Election

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that the Board of Directors has expanded the Board with the election of Joanne M. Maguire as its tenth director.  Ms. Maguire will serve on the Strategic Planning and Enterprise Risk Committee and the Nominating and Corporate Governance Committee.

Ms. Maguire brings to Tetra Tech’s Board decades of experience in leadership roles at publicly traded aerospace and advanced technology companies. From 2003 to 2013, Ms. Maguire served in various executive capacities at Lockheed Martin, including serving as Executive Vice President for Space Systems, where she led an $8 billion per year business unit providing a broad array of advanced technology systems to government and commercial customers.  Prior to joining Lockheed Martin, she served in several technical leadership positions at TRW’s Space & Electronics sector, overseeing programs in engineering, advanced technology, manufacturing, and business development.

Ms. Maguire was the first woman to receive the prestigious International von Karman Wings Award presented by the California Institute of Technology for her visionary accomplishments in engineering.  She is a member of the U.S. National Academy of Engineering and the International Academy of Astronautics.  Ms. Maguire is a fellow of the American Institute of Aeronautics and Astronautics.  Ms. Maguire currently serves on the board of directors for CommScope, Visteon, and the Charles Stark Draper Laboratory.

Ms. Maguire received her bachelor’s degree in electrical engineering from Michigan State University, and a master’s in engineering from the University of California, Los Angeles (UCLA).  Ms. Maguire completed the executive program in management at UCLA’s Anderson School of Management, and the Harvard University Program for Senior Executives in national and international security.

Tetra Tech also announced today that Admiral Richard H. Truly will not stand for re-election at the 2017 Annual Meeting.  Admiral Truly joined Tetra Tech’s Board in April 2003 and currently serves on the Nominating and Corporate Governance Committee and the Strategic Planning and Enterprise Risk Committee.  The Board currently intends to fix the number of directors at nine upon the conclusion of Admiral Truly’s current term, which expires at the 2017 Annual Meeting.

“We are pleased to welcome Joanne Maguire to our Board of Directors,” said Tetra Tech’s Chairman and CEO, Dan Batrack.  “Joanne brings strong technical vision and stature that complements Tetra Tech’s reputation as a high-end consulting and engineering firm.  We would also like to thank Admiral Truly for his contribution to our Board over the past 13 years.  We have benefited from Admiral Truly’s intellect and distinguished career with NASA and the U.S. Navy.”

About Tetra Tech

Tetra Tech is a leading provider of consulting and engineering services.  For 50 years, the Company has supported commercial and government clients focused on water, environment, infrastructure, resource management, energy, and international development.  With 16,000 staff worldwide, Tetra Tech provides clear solutions to complex problems.  For more information about Tetra Tech, please visit tetratech.com, follow us on Twitter (@TetraTech), or like us on Facebook.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.